Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of this 22nd day of  April 2010, by and between ROBERT TONER, an individual resident of the State of Georgia (“Employee”), and INNOTRAC CORPORATION, a Georgia corporation (the “Employer”).

W I T N E S S E T H:

WHEREAS, Employee previously entered into an Employment Agreement with the Employer dated April 16, 2007, and the Employee and the Employer desire to amend and restate such Employment Agreement in its entirety as provided in this Agreement; and

WHEREAS, the parties hereto desire to enter into an agreement for the Employer’s continued employment of Employee on the terms and conditions contained herein; and

WHEREAS, this amended and restated Employment Agreement supersedes any prior Employment Agreement(s) between Employer and Employee; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.   Employment.

Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment.  Employee will serve as Vice President and Chief Operations Officer or in such other executive capacity as the Board of Directors of Employer (the “Board of Directors”) may hereafter from time to time determine.  Employee agrees to devote his full business time and best efforts to the performance of the duties that Employer may assign Employee from time to time.

Section 2.   Term of Employment.

The term of Employee’s employment (the “Term”) shall continue from the date hereof until the earlier of (a) December 31, 2015, provided that this date shall automatically extend until December 31 2016 and until each December 31 thereafter, unless either the Employer or the Employee provides written notice of non-renewal to the other party no later than the September 30th prior to the upcoming December 31st expiration date, or (b) the occurrence of any of the following events:

(i)           The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of three (3) months during any consecutive twelve (12) month period during the term hereof, as determined by the Board of Directors, by reason of mental or physical disability);

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(ii)          The termination by Employer of Employee’s employment hereunder, upon prior written notice to Employee, for “good cause”, as determined by the Board of Directors.  For purposes of this Agreement, “good cause” for termination of Employee’s employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, theft or embezzlement, (B) if Employee fails to comply with the terms of this Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails, (C) if Employee violates any of the provisions contained in Section 4 of this Agreement, (D) if Employee tests positive for illegal drugs, or (E) if Employee’s conduct is deemed unprofessional, unethical or detrimental to the Employer; or

(iii)         The termination of Employee’s employment by either party upon at least ninety (90) days prior written notice.

Section 3.   Compensation.

3.1          Term of Employment.  Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder:

(a)           Salary.  Employee will be paid a salary (the “Salary”) of no less than Two Hundred Seventy Five Thousand Dollars ($275,000) per annum through June 30, 2010, and thereafter Three Hundred Thousand Dollars ($300,000) per annum, less deductions and withholdings required by applicable law, unless mutually agreed by both parties.  The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated).  The Salary shall be reviewed by the Board of Directors of Employer on at least an annual basis.

(b)           Bonus.  Employee will be entitled to an annual bonus, based on personal and company performance, as awarded by the Board of Directors.  The Bonus for each calendar year, if any, shall be paid promptly upon the availability of annual audited financial results and no later than March 15 of the following calendar year.

(c)           Restricted Stock.  Employee shall receive a one-time Restricted Stock Award of 50,000 Shares of restricted stock in accordance with the restrictions, terms, and conditions of the Restricted Stock Award Agreement, to be signed within 90 days of the date of this Agreement, unless mutually agreed otherwise.  For 2011 and subsequent calendar years, Employee will be entitled to an annual award of restricted stock of no less than 20,000 Shares per year, which will be granted by the Compensation Committee of the Employer after its review of the annual audited financial results, unless the Compensation Committee unanimously decides otherwise.

(d)           Vacation.  Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement.  Any unused vacation days in any calendar year may not be carried over to subsequent years.

(e)           Expenses.  Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer, in accordance with the Employer’s written policies.

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(f)           Benefit Plans.  Employee may participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other senior executives of Employer, on the terms and subject to the conditions set forth in such plans.  Employer shall contribute to the premiums for reasonable supplemental life and disability insurance coverage.

3.2          Effect of Termination.

(a)           Accrued Benefits. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the “Termination Date”), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder.  If Employee’s termination of employment is for any reason other than by Employer pursuant to Section 2(b)(ii) above, Employee shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (based on the number of days in such calendar year through and including the Termination Date divided by 365) based upon the year to date financials and performance of the Employer and assuming performance at the target level for any individual performance criteria.  Any such prorated Bonus shall be payable as soon as administratively practicable and no later than 30 days following the Employee’s Termination Date.

(b)           Severance.  If Employee’s employment hereunder is terminated by Employer pursuant to Section 2(b)(iii) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) for a six-month period (payable on the same basis and at the same time as if Employee continued to serve as an employee hereunder for such applicable period).

(c)           Stock Options.  If Employee’s employment is terminated pursuant to Section 2(b)(i) hereof or if Employee’s employment is terminated by Employer pursuant to Section 2(b)(iii), all options to purchase stock of the Employer or an affiliate of the Employer granted to Employee shall immediately become fully vested and exercisable upon such termination.  In the case of a termination pursuant to Section 2(b)(i) hereof, the options will expire in accordance with their respective scheduled expiration dates.  In the case of a termination by Employer pursuant to Section 2(b)(iii) hereof, the options will expire on the earliest of (i) the first anniversary of the Employee’s Termination Date, and (ii) the expiration of the maximum term provided in the options.  Upon the death of Employee, any options that Employee would otherwise be entitled to exercise hereunder may be exercised by his personal representatives or heirs, as applicable.  If Employee’s employment is terminated by Employer pursuant to Section 2(b)(ii), all options not then exercisable shall be forfeited as of the Termination Date and those options which are exercisable as of the Employee’s Termination Date shall be exercisable for the period provided in the options, or if longer, for a period of 90 days after the Termination Date, but in no event beyond the maximum option term provided in the options, and after such 90-day period, all unexercised options will expire.  To the extent necessary, this provision shall be deemed an amendment of any option agreement between the Employee and the Employer or an affiliate of the Employer.

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Section 4.   Partial Restraint on Post-termination Competition and Non-Solicitation.

4.1          Definitions.  For the purposes of this Section 4, the following definitions shall apply:

(a)           “Company Activities” means the business of selling caller ID and telephone technology and hardware, fulfillment services, call center services, e-commerce services including e-commerce fulfillment and e-commerce return services as well as other similar services that the Employer is involved in at the date of this agreement.

(b)           “Competitor” means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Employer or its affiliates or subsidiaries, engaged as a third-party provider of Company Activities.  For clarification, a Competitor includes only those entities in direct competition with Innotrac, and does not include any entity that provides Company Activities for itself, an affiliate, parent company, or subsidiary.

(c)           “Competitive Position” means any employment or independent contractor arrangement with any Competitor whereby Employee will serve such Competitor in any executive managerial capacity.

(d)           “Confidential Information” means any confidential, proprietary business information or data, without regard to form, belonging to or pertaining to Employer that does not constitute a “Trade Secret” (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, business or marketing plans, software, information regarding Employer’s customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer, whether or not such information is in writing.

(e)           “Customer” means actual customers or actively sought prospective customers of Employer during the Term.

(f)           “Noncompete Period” or “Nonsolicitation Period” means the period beginning the date hereof and ending on the first anniversary of the termination of Employee’s employment with Employer.

(g)           “Territory” means each state in the contiguous United States, and the parties agree that the Employer currently does business in each such state.

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(h)           “Trade Secrets” means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning Employer’s finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(i)            “Work Product” means any and all work product, property, data documentation or information of any kind, prepared, conceived, discovered, developed or created by Employee for Employer or its affiliates, or any of Employer’s or its affiliates’ clients or customers.

4.2          Trade Name and Confidential Information.

(a)          Employee hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Term and all times during which such item continues to constitute a Trade Secret under applicable law; and (ii) with regard to any Confidential Information, during the Term and the Noncompete Period:

(i)           Employee shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name similar thereto, without the prior written consent of Employer;

(ii)          Employee shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of Employer; and

(iii)         Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware.  Employee shall assist Employer, to the extent necessary, in the procurement or any protection of Employer’s rights to or in any of the Trade Secrets or Confidential Information.

4.3          Noncompetition.

(a)          The parties hereto acknowledge that Employee is conducting Company Activities throughout the Territory.  Employee acknowledges that to protect adequately the interest of Employer in the business of Employer it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

(b)          Employee hereby agrees that, during the Term and the Noncompete Period, Employee will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Employee shall notify Employer promptly in writing if Employee receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

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Nothing contained in this Section 4 shall prohibit Employee from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

4.4	Nonsolicitation of Customers.

(a)           Nonsolicitation During Employment Term.  Employee hereby agrees that Employee will not, during the Term, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term.

(b)           Nonsolicitation During Nonsolicitation Period.  Employee hereby agrees that Employee will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term; provided, however, that the covenant in this clause shall limit Employee’s conduct only with respect to those Customers with whom Employee had substantial contact (through direct, managerial or supervisory interaction with the Customer or the Customer’s account) during a period of time up to but no greater than two (2) years prior to the last day of the Term.

4.5          Nonsolicitation of Employees.  Employee hereby agrees that Employee will not, during the Term and Nonsolicitation Period, directly or indirectly (i) solicit or actively seek to hire any employees of the Employer, or (ii) solicit or encourage any personnel employed by the Employer to terminate his or her relationship with the Employer.

Section 5.   Miscellaneous.

5.1          Severability.  The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

5.2          Survival of Obligations.  The covenants in Section 4 of this Agreement shall survive termination of Employee’s employment, regardless of who causes the termination and under what circumstances.

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5.3          Notices.  Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

Employer

Innotrac Corporation
6465 East Johns Crossing, Suite 400
Johns Creek, GA  30097
Attention: Mr. Scott Dorfman
   Chief Executive Officer
Telephone No.: (678) 584-4010

Employee

Mr. Robert Toner
4140 Homestead Ridge
Cumming, GA.  30041

or at such other address or number for a party as shall be specified by like notice.  Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

5.4          Section 409A.

(a)           Meaning of Termination of Employment.  Solely as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), when used in this Agreement, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Code Section 409A(a)(2)(A)(i).

(b)           Installment Payments.  For purposes of Section 3.2(b), each severance payment is considered a separate payment within the meaning of the final regulations under Section 409A.  Each such payment that is made within 2-1/2 months following the end of the year that contains the date of Employee’s separation from service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.  Each such payment that is made later than 2-1/2 months following the end of the year that contains the date of Employee’s separation from service is intended to be exempt under the two-times separation pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii) up to the limitation on the availability of such exception specified in such regulation.

(c)           Six Month Delay.  This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception.  If there are any amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Employer’s and Employee’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Employee to the payment of interest and additional tax that may be imposed under Section 409A.  As a result, in the event Employee is a “specified employee” on the date of Employee’s termination of employment (with such status determined by the Employer in accordance with rules established by the Employer in writing in advance of the “specified employee identification date” that relates to the date of Employee’s termination of employment, or in the absence of such rules established by the Employer, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, that is payable to Employee in connection with Employee’s termination of employment, shall not be paid earlier than six months after such termination of employment (if Employee dies after the date of Employee’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Employee’s estate without regard to such six-month delay).

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5.5          Binding Effect.  This Agreement inures to the benefit of, and is binding upon, Employer and their respective successors and assigns, and Employee, together with Employee’s executor, administrator, personal representative, heirs, and legatees.

5.6          Entire Agreement.  This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made.  This Agreement may be modified only by a written instrument signed by all of the parties hereto.

5.7          Governing Law.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

5.8          Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9          Specific Performance.  Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

5.10       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5.11       Public Announcement.  Neither party shall disclose that this Agreement has been executed until such time as both parties mutually agree to such disclosure.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INNOTRAC CORPORATION

By:	/s/ Scott D. Dorfman
Scott D. Dorfman
Chief Executive Officer

EMPLOYEE

/s/ Robert Toner
Robert Toner

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